Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) for an aggregate of 30,000,000 shares of Common Stock, $.10 par value pertaining to the Year 2000 Employee Stock Purchase Plan of our report dated February 10, 1998 except for note 14, as to which the date is March 14, 1999, with respect to the consolidated financial statements of Logic Works, Inc. as of December 31, 1997 and for each of the three years in the period then ended, incorporated by reference in Form 8-K/A of Computer Associates International, Inc. filed with the Securities and Exchange Commission on May 28, 1999.

                                                     /s/ Ernst & Young LLP



New York, New York
February 24, 2000